Exhibit 23.1

[LETTERHEAD OF HJ & ASSOCIATES, LLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

National Health Partners, Inc.

Horsham, PA

We consent to the incorporation by reference in the registration statements on Form S-8 of National Health Partners, Inc. and Subsidiaries, Registration Nos. 333-131379 and 333-131589, of our report dated March 24, 2008, with respect to the consolidated balance sheet of National Health Partners, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007 and 2006, which report appears in the Annual Report on Form 10-KSB of National Health Partners, Inc. for its fiscal year ended December 31, 2007.

/s/  HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

March 24, 2008